 EX‑35.24

(logo) Deutsche Bank

1761 East St. Andrew Place

Santa Ana, CA 92705-4934

Tel 714 247 6000

Fax 714 247 6009

ANNUAL STATEMENT AS TO COMPLIANCE

COMM 2016-DC2

The undersigned, David Co, a Director of Deutsche Bank Trust Company Americas, as the Certificate Administrator (a "Certifying Servicer") under the Pooling and Servicing Agreement, dated as of March 1, 2016 (the "Agreement"), by and among, Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, Deutsche Bank Trust Company Americas, as Certificate Administrator, Paying Agent and Custodian, Park Bridge Lender Services LLC, as Operating Advisor, and Park Bridge Lender Services LLC, as Asset Representations Reviewer here by certifies in accordance with Section 10.11of the Agreement:

A)            A review of such Certifying Servicer's activities from March 1, 2016 to December 31, 2016 (the "reporting period") and of such Certifying Servicer's performance under the Agreement has been made under such officer's supervision and

B)            That, as to the best of such officer's knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under the Agreement, in all material respects throughout the reporting period.

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Certificate Administrator

/s/ David Co

BY: David Co

Title:  Director

Date: March 1, 2017